Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
SENSIENT TECHNOLOGIES CORPORATION

(exact name of Company as specified in its charter)

Wisconsin	39-0561070

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

777 East Wisconsin Avenue Milwaukee, Wisconsin	53202-5304

(Address of principal executive offices)	(Zip Code)
Sensient Technologies Corporation 2007 Restricted Stock Plan

(Full title of the plan)

John L. Hammond	With a Copy to:
Vice President, Secretary, and General Counsel Sensient Technologies Corporation 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202-5304 (414) 271-6755	Joseph D. Masterson Quarles & Brady LLP 411 E. Wisconsin Avenue Milwaukee, Wisconsin 53202 (414) 277-5169

(Name, address, and telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
	Amount to be	offering price	aggregate	Amount of
	registered	per share	offering price	registration
Title of Securities to be registered	(1)	(2)	(2)	fee
Common Stock, par value $.10 per share	1,500,000	$25.65	$38,475,000	$1,181.19

(1)	The Sensient Technologies Corporation 2007 Restricted Sock Plan (the “Plan”) provides for the issuance of up to 1,500,000 shares of Common Stock, par value $.10 per share (the “Shares”). In addition to the Shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the amount to be registered includes an indeterminate number of shares that may become issuable as a result of stock dividends, stock splits, mergers, or similar transactions, as provided in the Plan.

(2)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average of the high and low prices for Sensient Technologies Corporation Common Stock as reported on the New York Stock Exchange on July 31, 2007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Form S-8 Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents have been previously filed by Sensient Technologies Corporation (the “Company”) (formerly Universal Foods Corporation) with the Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are incorporated herein by reference:
(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

(c)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act, since December 31, 2006.

(d)	The description of the Company’s common stock contained in Item 1 of the Company’s Registration Statement on Form 8-A, dated December 29, 1976, as amended and restated by Form 8, dated July 16, 1986, and any other amendments or reports filed for the purpose of updating such description.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not Applicable.
Item 6. Indemnification of Directors and Officers.
     The Company is incorporated under the Wisconsin Business Corporation Law (the “WBCL”). The WBCL includes provisions for indemnification by a corporation of a director or officer against certain liabilities and expenses incurred by him or her in any proceeding (whether threatened, pending, or completed, and whether brought by the corporation or any other person) to which he or she was a party because of being a director or officer. In general, under these provisions (1) a corporation is required to indemnify a director or officer, to the extent he or she has been successful on the merits or otherwise in the defense of any such proceeding, for all reasonable expenses incurred in the proceeding, and (2) in other cases, the corporation is required to indemnify a director or officer against liabilities (including, among other things, judgments, penalties, fines and reasonable expenses) incurred in any such proceeding unless liability was incurred because he or she breached or failed to perform a duty to the corporation and the breach or failure constitutes any of the following: (a) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which he or she has a material conflict of interest; (b) a violation of criminal law, unless he or she had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which he or she derived an improper personal profit; or (d) willful misconduct. The provisions specify that the termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of no contest or an equivalent plea, does not, by itself, create a presumption that indemnification is not required. Also, the provisions permit a corporation to pay or reimburse reasonable expenses as incurred if the director or officer affirms his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation and undertakes to make repayment to the extent it is ultimately determined that indemnification is not required. With specified exceptions, these provisions do not preclude additional indemnification. The WBCL specifically provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance, to the extent required or permitted generally thereunder, for any liability incurred in connection with a proceeding involving a federal or state statute, rule, or regulation regulating the offer, sale, or purchase of securities.
     The WBCL also provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification referred to above.
     The Company’s By-laws contain provisions that generally parallel the indemnification provisions of the WBCL. The Company maintains a liability insurance policy for its directors and officers as permitted by Wisconsin law, which may extend to, among other things, liability arising under the Securities Act.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.
     See Exhibit Index following Signatures page in this Registration Statement, which Exhibit Index is incorporated herein by reference.
Item 9. Undertakings.
(a)	The undersigned Company hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in th Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on August 3, 2007.

SENSIENT TECHNOLOGIES CORPORATION

By:	/s/ John L. Hammond

John L. Hammond
Vice President, Secretary
and General Counsel
POWER OF ATTORNEY
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of the date indicated below.*
     Each person whose signature appears below constitutes and appoints, Kenneth P. Manning and John L. Hammond, and each of them, with full power to act without the other, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any and all other instruments which either of said attorneys-in-fact and agents deems necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, the rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, and the securities or Blue Sky laws of any State or other governmental subdivision, giving and granting to each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing whatsoever necessary or appropriate to be done in and about the premises as fully to all intents as he or she might or could do if personally present at the doing thereof, with full power of substitution and resubstitution, hereby ratifying and confirming all that his or her said attorneys-in-fact and agents or substitutes may or shall lawfully do or cause to be done by virtue hereof.

       * Each of these signatures is affixed as of July 19, 2007.

Signature	Title

/s/ Kenneth P. Manning	Chairman of the Board, President and Chief
Kenneth P. Manning	Executive Officer (Principal Executive Officer)

/s/ Richard F. Hobbs	Vice President and Chief Financial Officer
Richard F. Hobbs

/s/ Stephen J. Rolfs	Vice President, Controller, and Chief Accounting Officer
Stephen J. Rolfs

/s/ Hank Brown	Director
Hank Brown

/s/ Dr. Fergus M. Clydesdale	Director
Dr. Fergus M. Clydesdale

/s/ James A.D. Croft	Director
James A.D. Croft

/s/ William V. Hickey	Director
William V. Hickey

/s/ Peter M. Salmon	Director
Peter M. Salmon

/s/ Dr. Elaine R. Wedral	Director
Dr. Elaine R. Wedral

/s/ Essie Whitelaw	Director
Essie Whitelaw

SENSIENT TECHNOLOGIES CORPORATION
EXHIBIT INDEX
TO
FORM S-8 REGISTRATION STATEMENT
2007 RESTRICTED STOCK PLAN

		Incorporated Herein	Filed
Exhibit Number	Description	By Reference To	Herewith
3.1	Amended and Restated Articles of Incorporation of Sensient Technologies Corporation, adopted January 21, 1999, as amended as of April 21, 2005	Exhibit 3.1 to Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005 (Commission File No. 1-7626)

3.2	Amended and Restated By-Laws of Sensient Technologies Corporation, as amended April 26, 2007	Exhibit 3.2 to Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007 (Commission File No. 1-7626)

5	Opinion of Quarles & Brady LLP as to the legality of the securities to be issued		X

23.(1)	Consent of Ernst & Young LLP		X

23.(2)	Consent of Deloitte & Touche LLP		X

23.(3)	Consent of Quarles & Brady LLP		Contained in opinion filed as Exhibit 5

24	Powers of Attorney		Included as part of the signature page to this Registration Statement

99	Sensient Technologies Corporation 2007 Restricted Stock Plan	Appendix B to Definitive Proxy Statement filed on March 15, 2007 (Commission File No. 1-7626)